SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1943 (AMENDMENT NO.  )

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[ ] Preliminary Proxy Statement                 [ ]Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Proxy Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         TransFinancial Holdings, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)
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[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(2) Aggregate number of securities to which transaction applies:

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the form or schedule and the date of its filing.

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                                 TRANSFINANCIAL
                          [COMPANY LOGO - GRAY/BLACK]

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD APRIL 27, 1999



     The Annual Meeting of Shareholders of TransFinancial Holdings, Inc. ("TransFinancial" or "the Company"), a Delaware corporation, will be held at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, on Tuesday, April 27, 1999, at 9:00 a.m., Central Time, for the following purposes:

      1. To consider and act upon a proposal to elect seven (7) directors of TransFinancial;

      2. To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for TransFinancial for 1999; and

      3. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

     The foregoing matters are more fully described in the accompanying Proxy Statement.

     Shareholders of record on the books of TransFinancial at the close of business on March 12, 1999 will be entitled to receive notice of and to vote at the meeting. A complete list of such Shareholders will be available for examination at the principal executive offices of TransFinancial Holdings, Inc. at 8245 Nieman Road, Suite 100, Lenexa, Kansas, by any Shareholder, for any purpose germane to the Annual Meeting, for the 10 days immediately preceding the Annual Meeting.

     YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the meeting or to vote your shares personally at the meeting, if you wish to do so. The prompt return of your proxy may save TransFinancial additional expenses of solicitation.

     All Shareholders are cordially invited to attend the meeting.

                                    By Order of the Board of Directors

                                    Mark A. Foltz,
                                    Corporate Secretary
Lenexa, Kansas
March 12, 1999
                         TRANSFINANCIAL HOLDINGS, INC.

                                                                  March 12, 1999
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 27, 1999


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TransFinancial Holdings, Inc. ("TransFinancial" or "the Company") to be used at the 1999 Annual Meeting of Shareholders of the Company ("Annual Meeting") which will be held at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, on Tuesday, April 27, 1999, at 9:00 a.m. Central Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company.

     A copy of the Company's annual report for the fiscal year ended December 31, 1998, is enclosed herewith. Such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy solicitation material.


                               PROXIES AND VOTING

     Shareholders of record at the close of business on March 12, 1999 are entitled to one vote at the meeting for each share held. There were outstanding on March 12, 1999, 3,932,372 shares of common stock, par value $.01 per share, of the Company ("Common Stock"). Such shares have no cumulative voting rights. The Company has no other class of stock outstanding.

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted by giving to the Corporate Secretary of the Company written notice of revocation bearing a date later than the proxy date, by submission of a later-dated proxy or by revoking the proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Unless so revoked, proxies properly executed and returned will be voted in accordance with the instructions given therein or, if properly executed but no instructions are given, will be voted for the nominees for director named herein and for ratification of the selection of the independent public accountants.

     Proxies submitted by Shareholders prior to the Annual Meeting will be tabulated by the Company's transfer agent, UMB Bank, N.A. Votes cast and proxies received at the Annual Meeting will be manually tabulated by an inspector of election and the proxy count certified by the Company's transfer agent will be adjusted accordingly. Abstentions and broker non-votes are each counted for purposes of determining whether there is a quorum at the Annual Meeting. Abstentions are counted in the tabulations of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal presented to the Shareholders has been approved.

     The seven individuals receiving the greatest number of votes cast at the meeting will be elected as directors of the Company. The affirmative vote of a majority of the outstanding shares of common stock represented in person or by proxy at the meeting is necessary for ratification of the selection of the independent public accountants.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS
     Seven directors are to be elected at the Annual Meeting to serve until the 2000 Annual Meeting of the Shareholders of the Company or until their successors are elected and qualified. In the absence of contrary instructions, each proxy will be voted for the election of the persons listed below. David D. Taggart was appointed as a director by the Board of Directors at its meeting held July 14, 1998.

     Each of the nominees has advised the Company that he can and will serve as a director of the Company if elected. If for any reason any of the nominees shall become unavailable for election, the persons named in the accompanying proxy will vote for the other nominees and for a substitute nominee or nominees if so designated by the Board of Directors. The following information is given with respect to each nominee as of March 12, 1999.



                                                                        Director
                                                                         of the
Name, Principal Occupation and                                          Company
other Directorships                                                Age   Since


William D. Cox                                                     55      1991
   Chairman of the Board of Directors since June 1997. Mr.
   Cox has served as President of various family-owned, commercial and residential construction and land development companies in Wichita, Kansas, currently
   Applewood Homes, Inc., from 1967 to the present.

J. Richard Devlin                                                  48      1997
   Executive Vice President, General Counsel and External
   Affairs of Sprint Corporation ("Sprint"), a publicly traded telecommunications company headquartered in
   Westwood, Kansas, since 1989. Mr. Devlin also serves as a member of Sprint's Executive Management Committee. Mr.
   Devlin served as Vice President and General Counsel for telephone operations for Sprint from 1987 to 1989. From
   1972 to 1986, Mr. Devlin served as an attorney and in various line and staff operations management positions with AT&T.

Harold C. Hill, Jr.                                                63      1995
   Retired as a partner of Arthur Andersen LLP in 1993. Mr.
   Hill's 35 years of service with that firm included responsibility as partner in charge of the transportation, financial services and government practices in Kansas City, and National Technical
   Coordinator of that firm's trucking industry practice group.

Roy R. Laborde                                                     60      1991
   Vice Chairman of the Board of Directors since June 1997.
   Chairman of the Board of Directors from May 1992 to June
   1997. President of Amboy Grain, Inc., Amboy, Minnesota, since 1985; President and Chief Operating Officer for
   Rapidan Grain & Feed, Rapidan, Minnesota, from 1968 through 1988 and has continued to merchandise grain for that company.

Timothy P. O'Neil                                                  42      1995
   President and Chief Executive Officer of the Company since May 1995. From October 1989, through May, 1995,
   Mr. O'Neil served in various positions with the Company, including, Senior Vice President, Vice President,
   Treasurer and Director of Finance.  From March 1997 to
   October 1998, he has also served as President and Chief
   Executive Officer of Universal Premium Acceptance
   Corporation ("UPAC"), a wholly-owned subsidiary of the Company. Mr. O'Neil has also served as President, Chief
   Executive Officer, and Chief Financial Officer and
   Treasurer of American Freight System, Inc. ("AFS"), a wholly-owned subsidiary of the Company, since July, 1991.

Clark D. Stewart                                                   57      1997
   President and Chief Executive Officer of Butler National
   Corporation, a publicly-held company headquartered in Olathe, Kansas, with operations primarily in the manufacture and modification of aerospace switching equipment and management services for Indian gaming enterprises, since September 1989.

David D. Taggart                                                   55      1998
   Executive Vice President of the Company since April 1998.
   From August 1997 to April 1998 he served as Vice
   President of the Company. He has also served as Chairman and Chief Executive Officer of Crouse since January 1997.
   Mr. Taggart joined Crouse in October 1995 as Executive
   Vice President. Prior to his service at Crouse, he served as President and Chief Executive Officer of G. I.
   Trucking, a regional LTL carrier based in LaMirada, California, from 1991 to 1995.
     During the fiscal year ended December 31, 1998, the Board of Directors held four (4) regular meetings and four (4) special meetings. Each director attended 75 percent or more of the total number of all meetings of the Board and of committees of which he or she was a member during 1998.


COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its Subsidiaries received compensation of $8,000 per annum, plus $750 for each board meeting attended and $750 for each committee meeting attended when held on a day on which they were not compensated for attending another meeting, except the Chairman of the Board who received $1,500 for each board meeting and committee meeting attended and chairmen of Committees who received $1,000 for each committee meeting chaired. Directors received $200 for telephonic meetings of either the board or its committees. Directors were also reimbursed for reasonable travel and other expenses incurred by them in performance of their duties as directors of the Company. Directors who are not employees receive options to purchase 2,000 shares of Common Stock on the first stock trading day immediately following each Annual Meeting of the Shareholders of the Company at which they are elected to the Board of Directors, at market value on such date.

     In addition, directors were compensated at the rate of $75 per hour for any special assignments. William D. Cox received compensation of $1,725 for special assignments in 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, executive officers and beneficial owners of more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange, and to provide copies to the Company. Based solely on a review of the copies of such reports provided to the Company and written representations from the directors and executive officers, the Company believes that all applicable Section 16(a) filing requirements have been met, with the following exception: Roy R. Laborde filed his Form 4 for the month of June 1995, reporting two purchases, in March 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has standing Audit, Compensation and Corporate Governance Committees.

     Members of the Audit Committee are Harold C. Hill, Jr. (Chairman), J. Richard Devlin and William D. Cox. The Audit Committee met four times during the fiscal year ended December 31, 1998. The Audit Committee advises, reports to and makes recommendations to the Board of Directors on (i) audit procedures of the Company and its subsidiaries, (ii) general policy with regard to audit matters, (iii) the financial and accounting controls of the Company and its subsidiaries, (iv) nominating independent public accountants to conduct the annual examination of the Company's financial statements, and (v) the results of the examination performed by the independent public accountants.

     Members of the Compensation Committee are William D. Cox (Chairman), J. Richard Devlin and Clark D. Stewart. The Compensation Committee met two times during the fiscal year ended December 31, 1998. The Compensation Committee (i) approves salaries and other compensation to be paid to the officers of the Company, (ii) administers the 1992 Incentive Stock Plan and the 1998 Long-Term Incentive Plan and makes recommendations for option grants under these plans, and (iii) reviews and makes recommendations to the Board of Directors on any proposed employee benefit plans and any proposed material changes to existing employee benefit plans for the Company and its subsidiaries.

     Members of the Corporate Governance Committee are Harold C. Hill, Jr. (Chairman), William D. Cox and Roy R. Laborde. The Corporate Governance Committee met three times during the fiscal year ended December 31, 1998. The Corporate Governance Committee advises, reports to and makes recommendations to the Board of Directors on corporate governance issues, including nominations for the Board of Directors of the Company. The Corporate Governance Committee will consider candidates for the Board of Directors suggested by shareholders. Shareholders desiring to suggest candidates for nomination at the 2000 Annual Meeting should advise the Secretary of the Company in writing by November 19, 1999 and include sufficient biographical material to permit an appropriate evaluation. The Corporate Governance Committee and the Board of Directors continue to consider qualified candidates for the Board of Directors and may add new members to the Board of the Directors before the 2000 Annual Meeting.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.


                                   PROPOSAL 2

                    RATIFICATION OF SELECTION OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected PricewaterhouseCoopers LLP as independent public accountants for the Company for the 1999 fiscal year. PricewaterhouseCoopers LLP has served as independent public accountants for the Company since November 1995.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Although shareholder ratification is not required for the selection of PricewaterhouseCoopers LLP, since the Board of Directors has the responsibility for the selection of the Company's independent auditors, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. Moreover, such ratification will not obligate the Company to continue the services of such firm. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information as of March 12, 1999, unless otherwise indicated, with respect to the beneficial ownership of the Company's Common Stock by (a) persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (b) executive officers listed in the Summary Compensation Table, (c) directors and nominees for director and (d) all directors and executive officers of the Company as a group.

     Name of Beneficial Owners                          Amount and
(and address of beneficial owners                       Nature of
other than executive officers,                          Beneficial       Percent
directors and nominees)                                 Ownership(1)   of Class



Franklin Advisory Services
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Resources, Inc.
777 Mariners Island Boulevard
San Mateo, CA  94404.................................   582,900  (2)     14.82%

Tweedy, Browne Company LLC
TBK Partners, L.P.
52 Vanderbilt Avenue
New York, NY 10017...................................   448,415  (3)     11.40%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401..............................   293,500  (4)      7.46%

William D. Cox.......................................    74,000  (5)      1.88%
J. Richard Devlin....................................     4,000  (6)       .10%
Harold C. Hill, Jr...................................     9,500  (7)       .24%
Roy R. Laborde.......................................   168,465  (8)      4.27%
Timothy P. O'Neil....................................   137,980  (9)      3.48%
Clark D. Stewart.....................................     2,000  (10)      .05%
David D. Taggart.....................................    12,000  (11)      .30%
Kurt W. Huffman......................................     8,500  (12)      .22%
Directors and executive officers as a
   group (9 persons, including the above)............   424,545  (13)    10.56%




   (1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

   (2) The shares shown in the table are beneficially owned as of February 3, 1999 by one or more open or closed-end investment companies or other managed accounts which are advised by Franklin Advisory Services, Inc. ("Franklin"), a subsidiary of Franklin Resources, Inc. ("FRI"). Franklin has all investment and/or voting power over the shares owned by such advisory clients and may be deemed the beneficial owner of the shares shown in the table. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders and Franklin disclaim any economic interest or beneficial ownership in any of the shares. The information contained in this footnote was obtained from the Amendment No. 1 to Schedule 13G filed by these persons on February 4, 1999.

   (3) The shares shown in the table are beneficially owned as of September 1, 1998 by one or more managed accounts which are advised by Tweedy, Browne Company LLC ("TBC") and TBK Partners, L.P. ("TBK"). TBC has shared investment and/or voting power over the shares owned by such advisory clients and may be deemed the beneficial owner of the shares shown in the table. TBC and TBK disclaim any economic interest or beneficial ownership in any of the shares. The information contained in this footnote was obtained from the Schedule 13D/A, Amendment 2, filed by these persons on September 1, 1998.

   (4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 293,500 shares, all of which shares are held in portfolios of four registered open-end investment companies, or in series of investment vehicles, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The information as to the beneficial ownership of Dimensional was obtained from the Schedule 13G filed by that company on February 12, 1999.

   (5) Includes 13,000 shares subject to exercisable outstanding stock options.

   (6) Includes 3,000 shares subject to exercisable outstanding stock options.

   (7) Includes 2,500 shares in the Francile Hill Revocable Trust. Both Mr. Hill and Francile Hill are trustees and each has shared voting and investment power. Also includes 5,000 shares subject to exercisable outstanding stock options.

   (8) Includes 11,150 shares subject to exercisable outstanding stock options and 1,415 shares owned by and registered in the name of his wife, over which they share voting power but Mrs. Laborde retains sole investment power.

   (9) Includes 29,180 shares subject to exercisable outstanding stock options and 32,800 shares owned by his wife, over which they hold shared voting and investment power. Does not include 9,000 shares held in various irrevocable trusts for the benefit of Mr. O'Neil's children and over which he has no
   voting or investment power.   Also does not include 23,860 shares to be
   issued pursuant to deferred compensation arrangements over three years following the termination of his employment.

   (10)Includes 1,000 shares subject to exercisable outstanding stock options.

   (11)Represents 12,000 shares subject to exercisable outstanding stock options.

   (12)Includes 4,000 shares subject to exercisable outstanding stock options.

   (13)Includes a total of 82,430 shares subject to exercisable outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company did not engage in any individual transactions or series of transactions with members of management or nominees for director during 1998 in which the amount involved exceeded $60,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists exclusively of non-employee directors appointed by resolution of the entire Board of Directors. William D. Cox has been a non-employee Chairman of the Board of Directors since the 1997 Organization Meeting of the Board of Directors.




                         EXECUTIVE OFFICER COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT

     The responsibilities of the Compensation Committee ("Committee") include approval of the salaries and other compensation paid to executive officers of the Company. The Committee attempts to set executive officers' compensation at levels which are fair and reasonable to the shareholders of the Company and which will attract, motivate, retain and appropriately reward experienced executive officers who contribute to the success of the Company and the returns to its shareholders.

     In 1998, the Committee engaged a compensation consulting company to perform a review of the Company's executive compensation program. The current compensation levels were compared to geographical and industry averages and found to be substantially less than average for all executive positions. The compensation consulting company reviewed various compensation surveys and prepared for the Committee a summary of average salary, average incentive compensation and average total compensation for different executive positions, summarized according to geographical area (generally the Kansas City and Des Moines metropolitan areas), by industry (motor carrier trucking and financial services) and by size of company (amount of revenues). The Committee does not know whether the companies included in the compensation surveys reviewed by the consultant include any companies used by the Company in its peer group index in the performance graph. In order to bring the Company's current executive management team closer to average market total compensation levels, and to tie each executive's performance to the strategic plan of the Company, the Committee adopted a new executive compensation program. The new program divides the elements of compensation into two categories: performance and opportunity. Performance compensation is comprised of base salary paid to each executive to accomplish their standard job duties, functions and responsibilities. Opportunity compensation is comprised of "at risk" short-term and long-term incentives which reward the management team members for achieving or exceeding measurable goals. The short-term incentive compensation program permits executives the opportunity to earn an additional 19% to 36% of their base compensation by achieving budgeted net income levels in each operating segment or the Company as a whole. Executives also have the opportunity to earn additional short-term incentive compensation ratably if the operating segments or the Company as a whole exceed budgeted net income levels. An additional 6% to 7% of short-term incentive compensation may be awarded on a discretionary basis by the Committee based on subjective criteria. The Committee selected the various amounts which may be earned by an executive under the short-term incentive compensation program in order to cause the executive's total compensation package to meet the Company's target for the executive's total compensation if, and only if, the Company meets budgeted net income levels. To ensure internal equity each executive's total compensation was benchmarked at 40% to 75% of the CEO's total compensation as recommended by the compensation consulting company based upon each executive's position and responsibilities.
To provide a long-term incentive and link a portion of each executive's compensation with the interests of shareholders, the Company generally includes stock options in each executive's compensation package.

COMPENSATION OF CHIEF EXECUTIVE OFFICER


     Timothy P. O'Neil is President and Chief Executive Officer of the Company, and also served as President and Chief Executive Officer of UPAC, a subsidiary of the Company, through October 1998. The Committee made no change in Mr. O'Neil's base salary in 1998. The Committee decided not to change Mr. O'Neil's base salary because of the institution of the short-term incentive program and the opportunities it provides for Mr. O'Neil to earn additional compensation if certain objectives are met. In order to bring Mr. O'Neil's total compensation package within total market compensation levels, a short-term incentive program was provided to Mr. O'Neil which gives him the opportunity to earn additional cash compensation of 36% of his base compensation, or $57,500, for achieving budgeted net income levels for UPAC and the Company as a whole. No short-term incentive was earned in 1998 as the Company did not achieve budgeted net income levels. An additional 7%, or $11,500, of cash incentive compensation was awarded to Mr. O'Neil on discretionary basis by the Committee based on subjective criteria.

     The Committee's determination to recommend an option grant to Mr. O'Neil was based upon its subjective and informal review of a number of factors, including the number of options held by Mr. O'Neil, the exercise prices of such options, the amount of Mr. O'Neil's total compensation package, the amounts which Mr. O'Neil is eligible to earn under the short-term incentive program, the past performance of Mr. O'Neil and the Committee's desire
To provide a long-term incentive component to Mr. O'Neil's compensation. The decision to grant the option was not based upon any specific criteria or financial performance measure.

     As described under "Employment Agreements," the Company entered into employment agreements with Mr. O'Neil and several other executive officers in 1998. The Committee determined that it was in the best interests of the Company and its stockholders to enter into the agreements in light of the competitive market for qualified and experienced executives and with respect to the agreement with Mr. O'Neil, in light of the then ongoing hostile takeover attempt of the Company. The Committee believes that the employment agreements will help to ensure the retention of valued executives. The Committee also believes that it is very important to maintain the management team intact in the event of any future pending or threatened change of control. In determining the amount of severance compensation payable to Mr. O'Neil and the triggering events for the payment of such compensation, the Committee approved provisions which it considered reasonable to the Company and which would satisfy the goals described above.

COMPENSATION OF OTHER EXECUTIVE OFFICERS


     The Company has three executive officers in addition to Mr. O'Neil. The Committee approved increases in base salary ranging from 8 - 14% for the three executive officers for 1998 to adjust such officers basic compensation based on the benchmarks of 40% to 70% of total CEO compensation adopted in the executive compensation program discussed above. Each of the executive officers has the opportunity to earn 19% to 36% of their base compensation as cash incentive compensation based on the achievement of budgeted net income levels for each operating segment or the Company as a whole. No cash incentive compensation was earned for 1998 as budgeted net income levels were not achieved. Each executive officer was awarded additional cash incentive compensation of 6% to 7% on a discretionary basis by the Chief Executive Officer based on subjective criteria.

     All three executive officers received stock option grants in 1998. All of the options were Incentive Stock Options. Each option provides for a term of ten years, subject to earlier termination upon certain events, and an exercise price equal to the fair market value of the common stock on the date of grant. The Committee's determination to recommend the grant of options to each of the executive officers was based upon its subjective and informal review of a number of factors including the number of options held by the executive, the exercise prices of such options, the amount of the executive's total compensation package, the amounts which the executive is eligible to earn under the short-term incentive program, the position held by the executive, the duties and responsibilities of the executive, the past performance of the executive and the Committee's desire to provide a long-term incentive component to the executive's compensation. The decision to grant the options was not based upon any specific criteria or financial performance measure.
     As described under "Employment Agreements," the Company entered into employment agreements with Mr. O'Neil and several other executive officers in 1998. The Committee's determinations with respect to the employment agreements are described above in the discussion of the compensation of the Chief Executive Officer.


SECTION 162(M)


     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding nondeductibility of annual compensation in excess of $1,000,000. The Committee does not believe that
Section 162(m) will have any material impact upon the Company, given the current cash compensation levels of executive officers of the Company, the number of options granted to such officers and the treatment of such options under Section 162(m). The Committee believes that many of the options currently outstanding are exempt from the deductibility limit under the transition provisions set forth in the regulations under Section 162(m). It is the Committee's intention that options granted under the 1998 Long-Term Incentive Plan will qualify as performance-based compensation and be exempt from the deductibility limits of
Section 162(m). The Committee will continue to evaluate the advisability of qualifying executive compensation for deductibility under Section 162(m).


                                                COMPENSATION COMMITTEE



                                                William D. Cox, Chairman
                                                J. Richard Devlin
                                                Clark D. Stewart





 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG TRANSFINANCIAL HOLDINGS,
                 INC. COMMON STOCK, AMEX MARKET AND PEER GROUP

              [Line Graph representing data points in table below]

     Based on data furnished by Media General Financial Services, Richmond, Virginia. Assumes $100 invested at the close of business at December 31, 1993 in Company Common Stock, the Amex Market Index and the selected peer group. The total return calculated assumes the reinvestment of any dividends. Numbers used to prepare the above graph were:

                                                                   Year Ending December 31

                                      1993           1994           1995           1996            1997           1998

TransFinancial                       100.00         202.44         170.73          153.66         174.39          87.80
Peer Group                           100.00          95.24          78.98           79.73         120.15         107.24
Amex Market Index                    100.00          88.33         113.86          120.15         144.57         142.61



     The industry peer group ("Peer Group") consists of all predominantly less-than-truckload motor carriers (or parent companies) publicly traded on any stock exchange for the last five years (6 companies: Arkansas Best Corporation, Arnold Industries, Inc., CNF Transportation, Inc., Old Dominion Freight Line, Inc., USFreightways, Inc., and Yellow Corporation). Each member of the peer group had a much larger market capitalization than TransFinancial.

                                                SUMMARY COMPENSATION TABLE

                                                                              Long Term Compensation

                                       Annual Compensation                      Awards            Payouts

                                                            Other                    Securities               All
                                                            Annual     Restricted    Underlying              Other
Name and                                                    Compen-      Stock        Options/      LTIP     Compen-
Principal                                                   sation      Award(s)         SARs      Payouts   sation
Position                  Year      Salary    Bonus ($)(5)    ($)         ($)            (#)         ($)        ($)

Timothy P. O'Neil,        1998     $  160,680  $ 11,500        -0-          -0-        20,000         -0-   $ 25,000 (4)
President and Chief       1997        160,680       -0-        -0-          -0-        20,000         -0-     25,000 (4)
Executive Officer         1996        182,041 (1)   -0-        -0-          -0-        20,000         -0-     14,075 (2)

David D. Taggart,         1998     $  140,000  $ 10,333        -0-          -0-        10,000         -0-   $ 10,000 (3)
Executive Vice President  1997        123,278    23,266        -0-          -0-        10,000         -0-     10,000 (3)
of the Company and Chief
Executive Officer
of Crouse

Kurt W. Huffman,          1998     $  110,908 $   9,000        -0-          -0-        10,000         -0-   $    -0-
Executive Vice President
of the Company and President
and Chief Executive Officer
of UPAC and Presis




(1)  Includes $47,986 paid to the Company by AFS for 1996 to reimburse the Company for Mr. O'Neil's services as President and CEO of
   AFS.

(2)  Amounts accrued in 1996 under a non-qualified deferred compensation arrangement at 10 1/2% of Mr. O'Neil's TransFinancial salary, in lieu of participation in a qualified retirement plan, payable in common stock of the company in three annual installments after termination of employment.

(3)  Pursuant to Mr. Taggart's employment agreement an interest free loan secured by his personal residence is being forgiven ratably over eight years.

(4)  Represents the annual insurance premiums paid by the Company in 1997 and 1998 with respect to a split-dollar life insurance policy for the benefit of Timothy P. O'Neil.  For a description of such arrangement see Employment Agreements.

(5)  1998 bonuses represent incentive compensation awarded on a discretionary basis based on subjective criteria.


                                            OPTION GRANTS IN LAST FISCAL YEAR

                              Individual Grants                                Potential Realizable

                              Number of     % of Total                        Value at Assumed Annual
                              Securities      Options      Exer-               Rates of Stock Price
                              Underlying      Granted to   cise     Expir-      Appreciation for
                                Options    Employees in    Price    ation          Option Term
Name                          Granted (#)   Fiscal Year    ($/Sh)   Date        5% ($)       10% ($)

Timothy P. O'Neil(1)            20,000         17%        $8.16    2/27/2008   $ 102,573     $259,939
David D. Taggart(1)             10,000          8%         9.19    2/27/2008      57,780      146,425
Kurt W. Huffman(1)              10,000          8%         9.19    2/27/2008      57,780      146,425



(1) Grants are "Incentive Stock Options" under the Internal Revenue Code. The exercise prices equal the market value on the date of grant.  The options become exercisable ratably on February 27 of the years 1999 through 2003 and remain exercisable through 2008.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                         Number of
                                                                         Securities               Value of
                                                                         Underlying              Unexercised
                                                                         Unexercised            In-the-Money
                                                                         Options at              Options at
                                   Shares               Value            FY-End (#)              FY-End ($)
                               Acquired on           Realized            Exercisable/           Exercisable/
Name                          Exercise (#)               ($)           Unexercisable            Unexercisable

Timothy P. O'Neil                     --               $   --          19,500/52,500                $-0-/$-0-
David D. Taggart                      --                   --           7,000/23,000                 -0-/-0-
Kurt W. Huffman                       --                   --           2,000/18,000                 -0-/-0-



                             EMPLOYMENT AGREEMENTS

      The Company is a party to a Supplemental Benefit and Collateral Assignment Split-Dollar Agreement with Timothy P. O'Neil, President and Chief Executive Officer of the Company. Under the agreement, the Company has agreed to pay the premiums on a life insurance policy insuring the life of Mr. O'Neil with an initial death benefit of $532,968. Mr. O'Neil has the right under the agreement to designate the beneficiaries to whom the death benefits under the policy shall be payable. If Mr. O'Neil's employment is terminated by the Company with cause, Mr. O'Neil's rights under the policy shall terminate. If Mr. O'Neil terminates his employment, Mr. O'Neil will have no further rights under the policy except that Mr. O'Neil will receive, for each period of twelve months from the date of hire, an amount equal to 10% of the excess, if any, of the cash surrender value of the policy over the aggregate cost of the policy incurred by the Company in the payment of premiums. Upon the death of Mr. O'Neil, or the earlier surrender or cancellation of the policy by him subsequent to his retirement, disability or termination without cause, the Company is entitled to the lesser of the cash surrender value of the policy and the amount of premiums paid by it, and Mr. O'Neil is entitled to the remaining amounts payable upon such event under the policy. Mr. O'Neil has the right to retire under the agreement upon completing ten years of employment and reaching age 50.

      The Company is party to an Employment Agreement with Timothy P. O'Neil, President and Chief Executive Officer of the Company. The Employment agreement provides for the employment at will of Mr. O'Neil by the Company. Under the Employment Agreement, Mr. O'Neil is entitled to (a) salary of $160,680 per year, subject to increase by the Company from time to time, (b) annual incentive compensation of 36% of base salary, or $57,500, based on achieving budgeted net income levels for the Company and an additional 7% of base salary, or $11,500, based on subjective criteria, (c) such stock options as the Company shall from time to time grant pursuant to stock option plans, (d) certain additional fringe and other benefits, including a Supplemental Benefit and Collateral Assignment Split-Dollar Agreement as described above. The Employment Agreement provides that if Mr. O'Neil's employment is terminated by the Company without good cause (as defined in the agreement), he will be entitled to his then existing base compensation and all related benefits for two years. The Employment Agreement also includes a non-competition provision for two years after termination.
Under the Employment Agreement, Mr. O'Neil is entitled to certain payments upon termination of Mr. O'Neil's employment after a change of control of the Company. Mr. O'Neil is entitled to such payments if, within two years after such a change of control, Mr. O'Neil's employment is terminated other than by Mr. O'Neil for any reason other than death, permanent disability, retirement or Good Cause (as defined in the agreement), or is terminated by Mr. O'Neil for Stated Cause (as defined in the agreement). In such event, Mr. O'Neil is entitled to the following: (i) 2.99 times Mr. O'Neil's average annual compensation over the three most recent years prior to the change of control, or such lesser period as Mr. O'Neil shall have been employed by the Company, excluding any amount which would constitute an "excess parachute payment" under Section 280G of the Code,
(ii) immediate 100% vesting of all incentive compensation provided or to be provided under the Employment Agreement, (iii) all benefits to which he would have been entitled upon normal retirement under the Supplemental Benefit and Collateral Assignment Split-Dollar Agreement described above and (iv) three years participation in certain medical and life insurance plans of the Company.

      The Company is a party to a Supplemental Benefit Agreement with David D. Taggart, an Executive Vice President of the Company and Chairman and Chief Executive Officer of Crouse Cartage Company ("Crouse"). The agreement provides salary continuation benefits in the event of death before age 65, supplemental retirement benefits and pre-retirement death benefits. Under the agreement, if Mr. Taggart remains a full-time officer of the Company until age 65, the Company is required to pay him (or his beneficiary in the event of death) $21,000 per year for 15 years after his retirement. Mr. Taggart's entitlement to such supplemental retirement benefit vests 10% per year of service and immediately upon disability or a change of control of the Company or Crouse. The agreement provides for partial payments of supplemental retirement benefits upon early retirement or retirement at age 65 prior to full vesting of the retirement benefits. The agreement provides that if Mr. Taggart's employment is terminated before his 65th birthday due to death, Mr. Taggart's beneficiary shall receive $35,000 per year for 20 years. If Mr. Taggart dies before retirement, the Company is also required to pay to his beneficiaries the sum of $175,000 under the agreement.

      The Company and Crouse Cartage Company are parties to an Employment Agreement with David D. Taggart, an Executive Vice President of the Company and Chairman and Chief Executive Officer of Crouse. The Employment Agreement provides for the employment at will of Mr. Taggart by TransFinancial. Under the Employment Agreement, Mr. Taggart is entitled to (a) salary of $143,000 per year, subject to increase by Crouse from time to time, (b) annual incentive compensation of 36% of base salary, or $51,667, based on achieving budgeted net income levels for Crouse or the Company, and an additional 7% of base salary, or $10,333, based on subjective criteria, (c) an interest free home loan from the Company to be forgiven in equal annual installments, (d) such stock options as the Company shall from time to time grant pursuant to stock option plans, and
(e) certain additional fringe and other benefits, including supplemental retirement benefits as described above. The Employment Agreement provides that if Mr. Taggart's employment is terminated by the Company without cause (as defined in the agreement) he will be entitled to an amount equal to his then existing base compensation and all related benefits for two years. The Employment Agreement also includes a non-competition provision for two years after termination. Under a separate agreement between the parties, Mr. Taggart is entitled to certain payments upon termination of Mr. Taggart's employment after a change of control of the Company or Crouse. Mr. Taggart is entitled to such payments if, within two years after such a change of control, Mr. Taggart's employment is terminated other than by Mr. Taggart for any reason other than death, permanent disability, retirement or Good Cause (as defined in the agreement), or is terminated by Mr. Taggart for Stated Cause (as defined in the agreement). In such event, Mr. Taggart is entitled to the following: (i) 2.99 times Mr. Taggart's average annual compensation over the three most recent years prior to the change of control, or such lesser period as Mr. Taggart shall have been employed, excluding any amount which would constitute an "excess parachute payment" under Section 280G of the Code, (ii) immediate 100% vesting of all incentive compensation provided or to be provided under the Employment Agreement, (iii) all benefits to which he would have been entitled upon normal retirement under the Supplemental Benefit Agreement described above and (iv) three years participation in certain medical and life insurance plans of the Company and Crouse.

     The Company and Presis are parties to an Employment Agreement with Kurt W. Huffman, Executive Vice President of the Company, President and Chief Executive Officer of Presis and President and Chief Executive Officer of UPAC. The Employment agreement provides for the employment at will of Mr. Huffman by the Company. Under the Employment Agreement, Mr. Huffman is entitled to (a) salary of $125,000 per year, subject to increase by the Company from time to time, (b) annual incentive compensation of 36% of base salary, or $45,000, based on achieving budgeted net income levels for the Company and an additional 7% of base salary, or $9,000, based on subjective criteria, (c) such stock options as the Company shall from time to time grant pursuant to stock option plans, (d) certain additional fringe and other benefits. The Employment Agreement provides that if Mr. Huffman's employment is terminated by the Company without good cause (as defined in the agreement), he will be entitled to his then existing base compensation and all related benefits for one year. The Employment Agreement also includes a non-compensation provision for one year after termination.
Under the Employment Agreement, Mr. Huffman is entitled to certain payments upon termination of Mr. Huffman's employment after a change of control of the Company. Mr. Huffman is entitled to such payments if, within one year after such a change of control, Mr. Huffman's employment is terminated other than by Mr. Huffman for any reason other than death, permanent disability, retirement or Good Cause (as defined in the agreement), or is terminated by Mr. Huffman for Stated Cause (as defined in the agreement). In such event, Mr. Huffman is entitled to the following: (i) 2.99 times Mr. Huffman's average annual compensation over the three most recent years prior to the change of control, or such lesser period as Mr. Huffman shall have been employed by the Company, excluding any amount which would constitute an "excess parachute payment" under
Section 280G of the Code, (ii) immediate 100% vesting of all incentive compensation provided or to be provided under the Employment Agreement, and
(iii) three years participation in certain medical and life insurance plans of the Company.


                               SHAREHOLDER PROPOSALS

     Any proposal that a Shareholder desires to have included in the Company's proxy materials for the 2000 Annual Meeting of Shareholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices no later than November 19, 1999, in order to be considered for possible inclusion in the proxy materials. Any such proposal must comply with the applicable rules of the Securities and Exchange Commission.

     In addition to the requirements set forth above, the Company's By-laws contain advance notice provisions governing certain matters, including shareholder proposals and shareholder nominations of candidates for election to the Board of Directors of the Company. Under the Company's By-laws, notice of any such proposal or nomination must be in writing and must be delivered to the Corporate Secretary at the Company's principal executive offices by the later of: (a) sixty (60) days prior to the scheduled date of the shareholders' meeting, or (b) ten (10) days following the day on which the Company mails notice or makes a public announcement of the scheduled date of the meeting. Any such shareholder proposal or nomination for election to the Board of Directors must also comply with the other applicable provisions of the advance notice provisions in the Company's By-laws.

     The Company currently anticipates that the 2000 Annual Meeting of Shareholders will be held on April 27, 2000. Assuming that the date of the meeting is not changed, notice of any shareholder proposal or nomination to be considered at the 2000 Annual Meeting of Shareholders must be received by the Corporate Secretary no later than February 26, 2000 in order to be timely under the advance notice provisions of the Company's By-laws.

     No shareholder proposal or nomination will be considered at the 2000 Annual Meeting of Shareholders unless it is presented in accordance with the foregoing requirements. A copy of the Company's By-laws containing the advance notice provisions can be obtained by any Shareholder by written request to the Corporate Secretary of the Company at the Company's principal executive offices.

                                   MISCELLANEOUS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matter to be presented for consideration at the Annual Meeting. Although the Company knows of no items of business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form confer upon the persons named in such proxies discretionary authority to vote upon any other matters that may properly come before the meeting, to the extent permitted under the applicable rules of the Securities and Exchange Commission.
     All expenses incurred in connection with this proxy solicitation will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees, by personal interview, telephone and telegram. The Company will also request brokers and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by them, and will pay all expenses in connection therewith.

DATE:  March 12, 1999
                                   Mark A. Foltz
                                   Corporate Secretary

                         TRANSFINANCIAL HOLDINGS, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 April 27, 1999

  The undersigned hereby appoints Timothy P. O'Neil and Mark A. Foltz, and each of them, as proxies for the undersigned at the Annual Meeting of Shareholders of TransFinancial Holdings, Inc. at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, on Tuesday, April 27, 1999, at 9:00 A.M., and at any adjournment, to vote the shares of stock the undersigned would be entitled to vote, if personally present, upon the proposals, and any other matter brought before the meeting, all as set forth in the March 12, 1999, Proxy Statement.

The Board of Directors recommends voting for Proposals 1 and 2.

1.Authority granted to or withheld from proxies to vote for William D. Cox, J.
  Richard Devlin, Harold C. Hill, Jr., Roy R. Laborde, Timothy P. O'Neil, Clark
  D. Stewart, and David D. Taggart as directors of TransFinancial (or a substitute nominee or nominees designated by the Board of Directors if any of them become unavailable).

   [  ] FOR all nominees (unless exceptions are marked).    [  ] WITHHOLD
AUTHORITY (for all nominees).

   (To withhold authority to vote for individual nominees write such nominees names in the space provided below).


2. Ratify selection of PricewaterhouseCoopers LLP as Independent Public Accountants.
                              [  ] FOR       [  ] AGAINST        [  ] ABSTAIN

3.THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE UPON CERTAIN MATTERS, AS
  DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

           (continued and to be signed and dated on the reverse side)


  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.





                              Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  Dated:


                                        (Signature)


                                        (Signature if held jointly)

                              PLEASE MARK, SIGN AND RETURN THE PROXY CARD
                              PROMPTLY USING THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


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